Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of NanoString Technologies, Inc. for the registration of 16,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2023, with respect to the consolidated financial statements of NanoString Technologies, Inc., and the effectiveness of internal control over financial reporting of NanoString Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Seattle, Washington
November 21, 2023